Exhibit 10.8

January 9, 2003

Mr. Joseph C. Christenson

President

PPT Vision, Inc.

12988 Valley View Road

Eden Prairie, MN   55344

Dear Joe:

             In response to our recent discussions about the potential capital requirements of PPT Vision, Inc.,  I hereby advise you that the Investors listed below would be willing to provide  $500,000-$750,000 of additional capital to the Company, depending upon the Company’s needs, through April 30, 2004.

             I anticipate the investment would take the form of one or more of (i) a working capital line of credit (ii) a convertible note or debenture, (iii) preferred stock or (iv) common stock.  In connection to any line of credit or debt instrument , a security interest in some or all of the Company’s assets, including intellectual property might be required.

             This loan or investment would be made by one or more of the following Investors: (i) P R Peterson individually (including through the PR Peterson Keogh Plan), (ii) ESI Investment Company and (iii) Peterson Brothers Securities Company.

             I am available to meet with members of management or the Company’s Board of Directors at your convenience to finalize the terms of any financing.

Very truly yours,

/s/ PETER R. PETERSON
P. R. Peterson